UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*


                           DARLING INTERNATIONAL, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    237266101
                                 (CUSIP Number)

  Ms. Sonia E. Gardner                          with a copy to:
  Avenue Capital Group, LLC                     Matthew S. Eisenberg, Esq.
  535 Madison Avenue                            Cobb & Eisenberg LLC
  15th Floor                                    329 Riverside Avenue, 2nd Floor
  New York, New York 10022                      Westport, CT  06880
  (212) 850-7519                                (203) 222-1940

                     (Name, Address and Telephone Number of
            Person Authorized to Receive Notices and Communications)

                                February 22, 2005
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Page 1 of 19 pages

CUSIP No.  237266101             13D             Page  2  of  19  Pages
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           GL Partners II, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
-------------------- ------ ----------------------------------------------------
        5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e):
---------- ---------------------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------- ------ ----------------------------------------------------
                  7  SOLE VOTING POWER
                     0
                     ------ ----------------------------------------------------
     NUMBER OF    8  SHARED VOTING POWER
      SHARES         465,130
   BENEFICIALLY      ------ ----------------------------------------------------
     OWNED BY     9  SOLE DISPOSITIVE POWER
       EACH          0
     REPORTING       ------ ----------------------------------------------------
      PERSON     10  SHARED DISPOSITIVE POWER
       WITH          465,130
---------- ---------------------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           465,130 shares**
---------- ---------------------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- ---------------------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.7%
---------- ---------------------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           OO
---------- ---------------------------------------------------------------------

     ** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D             Page  3  of  19  Pages
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Avenue Capital Partners II, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
-------------------- ------ ----------------------------------------------------
        5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e):
---------- ---------------------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------- ------ ----------------------------------------------------
                  7  SOLE VOTING POWER
                     0
                     ------ ----------------------------------------------------
     NUMBER OF    8  SHARED VOTING POWER
      SHARES         465,130
   BENEFICIALLY      ------ ----------------------------------------------------
     OWNED BY     9  SOLE DISPOSITIVE POWER
       EACH          0
     REPORTING       ------ ----------------------------------------------------
      PERSON     10  SHARED DISPOSITIVE POWER
       WITH          465,130
---------- ---------------------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           465,130 shares**
---------- ---------------------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- ---------------------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.7%
---------- ---------------------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           OO
---------- ---------------------------------------------------------------------

     ** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D             Page  4  of  19  Pages
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Avenue Special Situations Fund II, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
-------------------- ------ ----------------------------------------------------
        5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e):
---------- ---------------------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------- ------ ----------------------------------------------------
                  7  SOLE VOTING POWER
                     0
                     ------ ----------------------------------------------------
     NUMBER OF    8  SHARED VOTING POWER
      SHARES         465,130
   BENEFICIALLY      ------ ----------------------------------------------------
     OWNED BY     9  SOLE DISPOSITIVE POWER
       EACH          0
     REPORTING       ------ ----------------------------------------------------
      PERSON     10  SHARED DISPOSITIVE POWER
       WITH          465,130
---------- ---------------------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           465,130 shares**
---------- --------------------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- ---------------------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.7%
---------- ---------------------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           PN
---------- ---------------------------------------------------------------------

     ** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D             Page  5  of  19  Pages
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Avenue Capital Management II, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
-------------------- ------ ----------------------------------------------------
        5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e):
---------- ---------------------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------- ------ ----------------------------------------------------
                  7  SOLE VOTING POWER
                     0
                     ------ ----------------------------------------------------
     NUMBER OF    8  SHARED VOTING POWER
      SHARES         2,635,130
   BENEFICIALLY      ------ ----------------------------------------------------
     OWNED BY     9  SOLE DISPOSITIVE POWER
       EACH          0
     REPORTING       ------ ----------------------------------------------------
      PERSON     10  SHARED DISPOSITIVE POWER
       WITH          2,635,130
---------- ---------------------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           2,635,130 shares**
---------- ---------------------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- ---------------------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.1%
---------- ---------------------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           IA
---------- ---------------------------------------------------------------------

     ** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D             Page  6  of  19  Pages
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Avenue Investments, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
-------------------- ------ ----------------------------------------------------
        5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e):
---------- ---------------------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------- ------ ----------------------------------------------------
                  7  SOLE VOTING POWER
                     0
                     ------ ----------------------------------------------------
     NUMBER OF    8  SHARED VOTING POWER
      SHARES         223,325
   BENEFICIALLY      ------ ----------------------------------------------------
     OWNED BY     9  SOLE DISPOSITIVE POWER
       EACH          0
     REPORTING       ------ ----------------------------------------------------
      PERSON     10  SHARED DISPOSITIVE POWER
       WITH          223,325
---------- ---------------------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           223,325 shares**
---------- ---------------------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- ---------------------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.4%
---------- ---------------------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           PN
---------- ---------------------------------------------------------------------

     ** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D             Page  7  of  19  Pages
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Avenue Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
-------------------- ------ ----------------------------------------------------
        5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e):
---------- ---------------------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
-------------------- ------ ----------------------------------------------------
                  7  SOLE VOTING POWER
                     0
                     ------ ----------------------------------------------------
     NUMBER OF    8  SHARED VOTING POWER
      SHARES         223,325
   BENEFICIALLY      ------ ----------------------------------------------------
     OWNED BY     9  SOLE DISPOSITIVE POWER
       EACH          0
     REPORTING       ------ ----------------------------------------------------
      PERSON     10  SHARED DISPOSITIVE POWER
       WITH          223,325
---------- ---------------------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           223,325 shares**
---------- ---------------------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- ---------------------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.4%
---------- ---------------------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           OO
---------- ---------------------------------------------------------------------

     ** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

 CUSIP No.  237266101             13D             Page  9  of  19  Pages
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Avenue International, Ltd.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
-------------------- ------ ----------------------------------------------------
        5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e):
---------- ---------------------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands
-------------------- ------ ----------------------------------------------------
                  7  SOLE VOTING POWER
                     0
                     ------ ----------------------------------------------------
     NUMBER OF    8  SHARED VOTING POWER
      SHARES         886,837
   BENEFICIALLY      ------ ----------------------------------------------------
     OWNED BY     9  SOLE DISPOSITIVE POWER
       EACH          0
     REPORTING       ------ ----------------------------------------------------
      PERSON     10  SHARED DISPOSITIVE POWER
       WITH          886,837
---------- ---------------------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           886,837 shares**
---------- ---------------------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- ---------------------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.4%
---------- ---------------------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           OO
---------- ---------------------------------------------------------------------

     ** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D             Page  11  of  19  Pages
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Avenue Special Situations Fund III, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
-------------------- ------ ----------------------------------------------------
        5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e):
---------- ---------------------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------- ------ ----------------------------------------------------
                  7  SOLE VOTING POWER
                     0
                     ------ ----------------------------------------------------
     NUMBER OF    8  SHARED VOTING POWER
      SHARES         1,059,838
   BENEFICIALLY      ------ ----------------------------------------------------
     OWNED BY     9  SOLE DISPOSITIVE POWER
       EACH          0
     REPORTING       ------ ----------------------------------------------------
      PERSON     10  SHARED DISPOSITIVE POWE
       WITH          1,059,838
---------- ---------------------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           1,059,838 shares**
---------- ---------------------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- ---------------------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.7%
---------- ---------------------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           PN
---------- ---------------------------------------------------------------------

     ** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D             Page  12  of  19  Pages
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Avenue Capital Partners III, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
-------------------- ------ ----------------------------------------------------
        5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e):
---------- ---------------------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------- ------ ----------------------------------------------------
                  7  SOLE VOTING POWER
                     0
                     ------ ----------------------------------------------------
     NUMBER OF    8  SHARED VOTING POWER
      SHARES         1,059,838
   BENEFICIALLY      ------ ----------------------------------------------------
     OWNED BY     9  SOLE DISPOSITIVE POWER
       EACH          0
     REPORTING       ------ ----------------------------------------------------
      PERSON     10  SHARED DISPOSITIVE POWER
       WITH          1,059,838
---------- ---------------------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           1,059,838 shares**
---------- ---------------------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- ---------------------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.7%
---------- ---------------------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           OO
---------- ---------------------------------------------------------------------

     ** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D             Page  13  of  19  Pages
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           GL Partners III, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
-------------------- ------ ----------------------------------------------------
        5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e):
---------- ---------------------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------- ------ ----------------------------------------------------
                  7  SOLE VOTING POWER
                     0
                     ------ ----------------------------------------------------
     NUMBER OF    8  SHARED VOTING POWER
      SHARES         1,059,838
   BENEFICIALLY      ------ ----------------------------------------------------
     OWNED BY     9  SOLE DISPOSITIVE POWER
       EACH          0
     REPORTING       ------ ----------------------------------------------------
      PERSON     10  SHARED DISPOSITIVE POWER
       WITH          1,059,838
---------- ---------------------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           1,059,838 shares**-
---------- ---------------------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- ---------------------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.7%
---------- ---------------------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           OO
---------- ---------------------------------------------------------------------

     ** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D             Page  14  of  19  Pages
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Marc Lasry
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
-------------------- ------ ----------------------------------------------------
        5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e):
---------- ---------------------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
-------------------- ------ ----------------------------------------------------
                  7  SOLE VOTING POWER
                     0
                     ------ ----------------------------------------------------
     NUMBER OF    8  SHARED VOTING POWER
      SHARES         2,635,130
   BENEFICIALLY      ------ ----------------------------------------------------
     OWNED BY     9  SOLE DISPOSITIVE POWER
       EACH          0
     REPORTING       ------ ----------------------------------------------------
      PERSON     10  SHARED DISPOSITIVE POWER
       WITH          2,635,130
---------- ---------------------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           2,635,130 shares**
---------- ---------------------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- ---------------------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.1%
---------- ---------------------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           IN
---------- ---------------------------------------------------------------------

     ** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

     The  following  constitutes  Amendment  No. 5  ("Amendment  No.  5") to the
Schedule 13D filed by the undersigned on September 22, 2003, as amended by Amendment No. 1 filed by the undersigned on April 22, 2004, and as further amended by Amendment No. 2 filed on August 23, 2004, Amendment No. 3 filed on November 24, 2004, and Amendment No. 4 filed on February 11, 2005 (collectively, the "Schedule 13D"). This Amendment No. 5 amends the Schedule 13D as specifically set forth. Defined terms not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.

Item 5.    Interest in Securities of the Issuer

Item 5(a) is hereby amended and restated in its entirety to read as follows:

(a) According to information set forth in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2004, there were 63,918,346 shares of Common Stock issued and outstanding at November 10, 2004. Based upon such information, and taking into account the transactions described in Item 5(c) below, as of the date hereof the Reporting Persons report beneficial ownership as follows:

     a. Avenue Investments, LP owns directly 223,325 shares of Common Stock, constituting 0.4% of the Company's outstanding shares, which shares may be deemed to be beneficially indirectly owned by Avenue Partners, LLC (in its capacity as general partner), Avenue Capital Management II, LLC (in its capacity as investment advisor), and Mr. Lasry as described below;

     b. Avenue International, Ltd. owns directly 886,837 shares of Common Stock, constituting 1.4% of the Company's outstanding shares, which shares may be deemed to be beneficially indirectly owned by Avenue Capital Management II, LLC (in its capacity as investment advisor), and Mr. Lasry as described below;

     c. Avenue Special Situations Fund II, LP owns directly 465,130 shares of Common Stock, constituting approximately 0.7% of the Company's outstanding shares, which shares may be deemed to be beneficially indirectly owned by Avenue Capital Partners II, LLC (in its capacity as general partner), GL Partners II, LLC (in its capacity as managing member of the general partner), Avenue Capital Management II, LLC (in its capacity as investment advisor), and Mr. Lasry as described below;

     d. Avenue Special Situations Fund III, LP owns directly 1,059,838 shares of Common Stock, constituting 1.7% of the Company's outstanding shares, which shares may be deemed to be beneficially indirectly owned by Avenue Capital Partners III, LLC (in its capacity as general partner), GL Partners III, LLC (in its capacity as managing member of the general partner), Avenue Capital Management II, LLC (in its capacity as investment advisor), and Mr. Lasry as described below;

As of the date hereof, Mr. Lasry, in his capacity as principal control person of all of the other Reporting Persons, may be deemed to own beneficially indirectly 2,635,130 shares of Common Stock, constituting approximately 4.1% of the Company's outstanding shares, which figure includes the shares owned directly by Avenue Investments, LP, Avenue International, Ltd., Avenue Special Situations Fund II, LP, and Avenue Special Situations Fund III, LP, described above.

Item 5(c) is hereby amended and supplemented as follows:

Since February 11, 2005, the date of most recent filing of Schedule 13D on behalf of the Reporting Persons, the Reporting Persons sold the following shares of Common Stock on the open market:

Entity                                  Trade Date     Shares    Price/Share
Avenue Special Situations Fund II, LP     2/22/05     563,500       $4.03
Avenue Special Situations Fund III, LP    2/22/05      50,162       $4.00
Avenue Investments, LP                    2/22/05      46,675       $4.00
Avenue International, Ltd.                2/22/05     103,163       $4.00


Item 5(e) is hereby amended and restated as follows:

As of February 22, 2005, Avenue Capital Management II, LLC and Marc Lasry each ceased to be the beneficial owner of more than five percent of the Company's Common Stock. Each of the other Reporting Persons named herein ceased to be the beneficial owner of more than five percent of the Company's Common Stock as of a date prior to February 22, 2005.

                                   Signatures

        After reasonable inquiry and to the best of my (our) knowledge and belief, I (we) certify that the information set forth in this statement is true, complete and correct.

Date:  March 9, 2005

Avenue Investments, LP
By:  Avenue Partners, LLC
         Its general partner

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Partners, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue International, Ltd.

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Director


Avenue Special Situations Fund II, LP
By:  Avenue Capital Partners II, LLC
         Its general partner
By:  GL Partners II, LLC
         Its managing member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member

Avenue Capital Partners II, LLC
By:  GL Partners II, LLC,
         Its managing member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


GL Partners II, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Special Situations Fund III, LP
By:  Avenue Capital Partners III, LLC
         Its general partner
By:  GL Partners III, LLC
         Its managing member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Capital Partners III, LLC
By:  GL Partners III, LLC,
         Its managing member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


GL Partners III, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Capital Management II, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member



/s/ Marc Lasry
-----------------------------
Marc Lasry, an individual

                             Joint Filing Agreement

Avenue Partners, LLC, a New York limited liability company; Avenue Capital Partners II, LLC, GL Partners II, LLC, Avenue Capital Partners III, LLC, GL Partners III, LLC and Avenue Capital Management II, LLC, each a Delaware limited liability company; Avenue Investments, LP, Avenue Special Situations Fund II, LP, and Avenue Special Situations Fund III, LP, each a Delaware limited partnership; Avenue International, Ltd., a Cayman Islands exempted company; and Marc Lasry, an individual, hereby agree to file jointly the statement on
Schedule 13D to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated:  March 9, 2005

Avenue Investments, LP
By:  Avenue Partners, LLC
         Its general partner

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Partners, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue International, Ltd.

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Director

Avenue Special Situations Fund II, LP
By:  Avenue Capital Partners II, LLC
         Its general partner
By:  GL Partners II, LLC
         Its managing member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Capital Partners II, LLC
By:  GL Partners II, LLC,
         Its managing member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


GL Partners II, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Special Situations Fund III, LP
By:  Avenue Capital Partners III, LLC
         Its general partner
By:  GL Partners III, LLC
         Its managing member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Capital Partners III, LLC
By:  GL Partners III, LLC,
         Its managing member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


GL Partners III, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Capital Management II, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


/s/ Marc Lasry
-----------------------------
Marc Lasry, an individual